Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Full-Year 2017 Earnings
Strong traffic growth in both stores and digital drives fourth quarter comparable sales increase of 3.6 percent

•	Following the Company’s post-holiday update[1], comparable sales grew more than 4 percent in January, leading to comparable sales growth of 3.6 percent for the fourth quarter.

•	Traffic grew 3.2 percent in the fourth quarter, reflecting healthy increases in both stores and digital channels.

•	Fourth quarter comparable digital channel sales increased 29 percent, on top of 34 percent last year, contributing 1.8 percentage points of comparable growth.

•	The Company saw healthy comparable sales growth across all five of its core merchandise categories in the fourth quarter.

•	Fourth quarter GAAP earnings per share (EPS) from continuing operations of $2.02 reflect discrete benefits related to the Tax Cuts and Jobs Act (the Tax Act).

•	Adjusted EPS[2] of $1.37, which exclude discrete benefits related to the Tax Act, were above the midpoint of the Company’s most-recent guidance range of $1.30 to $1.40.

•	Target returned $591 million to shareholders in the fourth quarter through dividends and share repurchases, bringing the total to $2.4 billion for full-year 2017.

MINNEAPOLIS (Mar. 6, 2018) - Target Corporation (NYSE: TGT) today announced its fourth quarter and full-year 2017 results. The Company reported GAAP earnings per share (EPS) from continuing operations of $2.02 in fourth quarter and $5.32 for full-year 2017, compared with $1.46 and $4.58 in 2016, respectively. Fourth quarter Adjusted EPS were $1.37,

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1On Jan. 9, 2018, Target updated fourth quarter guidance for comparable sales, GAAP EPS from continuing operations, and Adjusted EPS.
[2]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the “Miscellaneous” section of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 2 of 13

compared with $1.45 in 2016. Full-year Adjusted EPS were $4.71, compared with $5.01 in 2016. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“Our fourth quarter results demonstrate the power of the significant investments we’ve made in our team and our business throughout 2017. Our team’s outstanding execution of Target’s strategic initiatives during the year delivered strong fourth quarter traffic growth in our stores and digital channels, which drove healthy comparable sales in every one of our five core merchandise categories,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “At our Financial Community Meeting later this morning, we will outline our plans to continue investing in our team and make 2018 a year of acceleration in the areas that set Target apart- our stores, exclusive brands, and rapidly-growing suite of fulfillment options. While we have a lot left to accomplish, our progress in 2017 gives us confidence that we are making the right long-term investments to best position Target for profitable growth in a rapidly changing consumer and retail environment.”

Fiscal 2018 Guidance
In first quarter 2018, Target expects a low-single digit increase in comparable sales, and both GAAP EPS from continuing operations and Adjusted EPS of $1.25 to $1.45.
For full-year 2018, Target expects a low-single digit increase in comparable sales, and both GAAP EPS from continuing operations and Adjusted EPS of $5.15 to $5.45.
First quarter and full-year 2018 GAAP EPS from continuing operations may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. The Company is not currently aware of any such discrete items.

Segment Results
Fourth quarter 2017 sales increased 10.0 percent to $22.8 billion from $20.7 billion last year, reflecting the impact of an additional week in this year’s fourth quarter, a 3.6 percent increase in comparable sales, and sales in non-mature stores. Comparable digital channel sales grew 29 percent and contributed 1.8 percentage points of comparable sales growth. Segment

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Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 3 of 13

earnings before interest expense and income taxes (EBIT), which is Target’s measure of segment profit, were $1,152 million in fourth quarter 2017, a decrease of 14.3 percent from $1,344 million in 2016.

Fourth quarter EBIT margin rate was 5.1 percent, compared with 6.5 percent, in 2016. Fourth quarter gross margin3 rate was 26.2 percent, compared with 26.6 percent in 2016, reflecting pressure from digital fulfillments costs. The net impact of the Company’s pricing and promotion efforts was offset by cost savings. Fourth quarter SG&A expense rate was 18.5 percent in 2017, compared with 17.5 percent in 2016, driven by higher compensation costs, including both an increase in team member incentives and the impact of investments in store team member hours and wage rates, partially offset by cost saving initiatives.

Interest Expense and Taxes from Continuing Operations
The Company’s fourth quarter 2017 net interest expense was $134 million, compared with $140 million last year. Fourth quarter 2017 effective income tax rate from continuing operations was (8.3) percent, compared with 32.0 percent last year, primarily due to the impact of the recently-enacted Tax Act. The Tax Act resulted in $36 million of benefit due to a lower structural tax rate in January and a discrete $352 million net benefit from the remeasurement of our net deferred tax liabilities.

Shareholder Returns
The Company returned $591 million to shareholders in fourth quarter 2017, including:

•	Dividends of $337 million, compared with $337 million in fourth quarter 2016, reflecting a decline in share count offset by an increase in the dividend per share.

•	Share repurchases totaling $254 million that retired 4.0 million shares of common stock at an average price of $63.31.
At the end of the fourth quarter, the Company had approximately $3.7 billion of remaining capacity under its current $5 billion share repurchase program.

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[3] Beginning in the second quarter of 2017, we reclassified supply chain-related depreciation expense into cost of sales and out of depreciation and amortization on our Consolidated Statements of Operations. Prior year amounts have been reclassified to reflect this change. Updated financials for the thirteen quarters prior to this change have been posted on our Investor Relations website at investors.target.com.

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 4 of 13

For the trailing twelve months through fourth quarter 2017, after-tax return on invested capital (ROIC) was 15.9 percent, compared with 15.0 percent for the twelve months through fourth quarter 2016. The year-over-year increase in fourth quarter 2017 primarily reflected discrete impacts of the Tax Act combined with the benefit of a lower structural tax rate and lower working capital, partially offset by the impact of lower pretax earnings. Excluding the discrete impacts of the Tax Act, ROIC was 14.0 percent for the trailing twelve months ended February 3, 2018. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 10:30 a.m. CST today. Investors and the media are invited to listen to the meeting at Investors.Target.com (hover over “company” then click on “events & presentations” in the “investors” column). A replay of the webcast will be available within four hours of the meeting’s conclusion.

Miscellaneous
Statements in this release regarding first quarter and full-year 2018 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 28, 2017. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS, consolidated earnings from continuing operations before interest expense and income taxes (EBIT), and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) for the three and twelve-month periods ended Feb. 3, 2018, and Jan. 28, 2017. The Company also provides ROIC for the twelve-month periods ended Feb. 3, 2018, and Jan. 28, 2017, which is a ratio based on GAAP information, with the exception of adjustments

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Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 5 of 13

made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure across companies. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes consolidated EBIT and EBITDA are useful in providing meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels and, for EBITDA, capital investment. Management believes ROIC is useful in assessing the effectiveness of the Company’s capital allocation over time. The most comparable GAAP measure for Adjusted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for consolidated EBIT and EBITDA is net earnings from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,822 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	February 3, 2018 (a)	January 28, 2017	Change	February 3, 2018 (a)	January 28, 2017	Change
Sales	$22,766	$20,690	10.0%	$71,879	$69,495	3.4%
Cost of sales (b)	16,795	15,188	10.6	51,125	49,145	4.0
Gross margin	5,971	5,502	8.5	20,754	20,350	2.0
Selling, general and administrative expenses	4,221	3,614	16.8	14,248	13,356	6.7
Depreciation and amortization (exclusive of depreciation included in cost of sales) (b)	598	540	11.1	2,194	2,025	8.4
Earnings from continuing operations before interest expense and income taxes	1,152	1,348	(14.6)	4,312	4,969	(13.2)
Net interest expense	134	140	(4.2)	666	1,004	(33.6)
Earnings from continuing operations before income taxes	1,018	1,208	(15.8)	3,646	3,965	(8.1)
Provision for income taxes	(84)	387	(121.8)	718	1,296	(44.7)
Net earnings from continuing operations	1,102	821	34.1%	2,928	2,669	9.7%
Discontinued operations, net of tax	(1)	(4)		6	68
Net earnings	$1,101	$817	34.7%	$2,934	$2,737	7.2%
Basic earnings / (loss) per share
Continuing operations	$2.03	$1.47	38.6%	$5.35	$4.62	15.9%
Discontinued operations	—	(0.01)		0.01	0.12
Net earnings per share	$2.03	$1.46	39.3%	$5.36	$4.74	13.2%
Diluted earnings / (loss) per share
Continuing operations	$2.02	$1.46	38.7%	$5.32	$4.58	16.2%
Discontinued operations	—	(0.01)		0.01	0.12
Net earnings per share	$2.02	$1.45	39.3%	$5.33	$4.70	13.5%
Weighted average common shares outstanding
Basic	541.5	559.7	(3.2)%	546.8	577.6	(5.3)%
Dilutive impact of share-based awards	4.4	4.8		3.5	4.9
Diluted	545.9	564.5	(3.3)%	550.3	582.5	(5.5)%
Antidilutive shares	2.2	0.1		4.1	0.1
Dividends declared per share	$0.62	$0.60	3.3%	$2.46	$2.36	4.2%
Note: Per share amounts may not foot due to rounding.
(a) The fourth quarter and full year 2017 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods. The extra week contributed 5.6 percentage points and 1.7 percentage points of the sales increase for the fourth quarter and full year 2017, respectively.
(b) Refer to the Segment Results section for information about a reclassification of supply chain-related depreciation expense to cost of sales.

Subject to reclassification

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	February 3, 2018	January 28, 2017
Assets
Cash and cash equivalents	$2,643	$2,512
Inventory	8,657	8,309
Other current assets	1,264	1,169
Total current assets	12,564	11,990
Property and equipment
Land	6,095	6,106
Buildings and improvements	28,396	27,611
Fixtures and equipment	5,623	5,503
Computer hardware and software	2,645	2,651
Construction-in-progress	440	200
Accumulated depreciation	(18,181)	(17,413)
Property and equipment, net	25,018	24,658
Other noncurrent assets	1,417	783
Total assets	$38,999	$37,431
Liabilities and shareholders’ investment
Accounts payable	$8,677	$7,252
Accrued and other current liabilities	4,254	3,737
Current portion of long-term debt and other borrowings	270	1,718
Total current liabilities	13,201	12,707
Long-term debt and other borrowings	11,317	11,031
Deferred income taxes	713	861
Other noncurrent liabilities	2,059	1,879
Total noncurrent liabilities	14,089	13,771
Shareholders’ investment	53
Common stock	45	46
Additional paid-in capital	5,858	5,661
Retained earnings	6,553	5,884
Accumulated other comprehensive loss	(747)	(638)
Total shareholders’ investment	11,709	10,953
Total liabilities and shareholders’ investment	$38,999	$37,431
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 541,681,670 and 556,156,228 shares issued and outstanding at February 3, 2018 and January 28, 2017, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at February 3, 2018 or January 28, 2017.

 Subject to reclassification

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	February 3, 2018 (a)	January 28, 2017
Operating activities
Net earnings	$2,934	$2,737
Earnings from discontinued operations, net of tax	6	68
Net earnings from continuing operations	2,928	2,669
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,445	2,298
Share-based compensation expense	112	113
Deferred income taxes	(192)	41
Loss on debt extinguishment	123	422
Noncash (gains) / losses and other, net	192	(21)
Changes in operating accounts:
Inventory	(348)	293
Other assets	(168)	30
Accounts payable	1,307	(166)
Accrued and other liabilities	450	(350)
Cash provided by operating activities—continuing operations	6,849	5,329
Cash provided by operating activities—discontinued operations	74	107
Cash provided by operations	6,923	5,436
Investing activities
Expenditures for property and equipment	(2,533)	(1,547)
Proceeds from disposal of property and equipment	31	46
Cash paid for acquisitions, net of cash assumed	(518)	—
Other investments	(55)	28
Cash required for investing activities	(3,075)	(1,473)
Financing activities
Additions to long-term debt	739	1,977
Reductions of long-term debt	(2,180)	(2,641)
Dividends paid	(1,338)	(1,348)
Repurchase of stock	(1,046)	(3,706)
Stock option exercises	108	221
Cash required for financing activities	(3,717)	(5,497)
Net increase / (decrease) in cash and cash equivalents	131	(1,534)
Cash and cash equivalents at beginning of period	2,512	4,046
Cash and cash equivalents at end of period	$2,643	$2,512
(a) Consisted of 53 weeks.

 Subject to reclassification

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 9 of 13

TARGET CORPORATION

Segment Results

	Three Months Ended			Twelve Months Ended
(millions) (unaudited)	February 3, 2018 (a)	January 28, 2017	Change	February 3, 2018 (a)	January 28, 2017	Change
Sales	$22,766	$20,690	10.0%	$71,879	$69,495	3.4%
Cost of sales (b)	16,795	15,188	10.6	51,125	49,145	4.0
Gross margin	5,971	5,502	8.5	20,754	20,350	2.0
SG&A expenses (c)	4,221	3,618	16.6	14,248	13,360	6.6
Depreciation and amortization (exclusive of depreciation included in cost of sales) (b)	598	540	11.1	2,194	2,025	8.4
EBIT	$1,152	$1,344	(14.3)%	$4,312	$4,965	(13.2)%
(a) The fourth quarter and total year 2017 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(b) Beginning in the second quarter of 2017, we reclassified supply chain-related depreciation expense to cost of sales, whereas it was previously included in depreciation and amortization on our Consolidated Statements of Operations. We reclassified prior year amounts to reflect this change. This reclassification increased cost of sales by $62 million and $251 million for the three and twelve months ended February 3, 2018, respectively, and $72 million and $273 million for the three and twelve months ended January 28, 2017, respectively, with equal and offsetting decreases to depreciation and amortization. This reclassification had no impact on sales, EBIT, net earnings or earnings per share.
(c) SG&A includes net profit sharing income from the arrangement with TD Bank of $182 million and $694 million for the three and twelve months ended February 3, 2018, respectively, and $174 million and $663 million for the three and twelve months ended January 28, 2017, respectively. For both the three and twelve months ended January 28, 2017, SG&A excludes $4 million of benefit for items related to the 2015 sale of our pharmacy and clinic businesses.

	Three Months Ended		Twelve Months Ended
Rate Analysis (unaudited)	February 3, 2018 (a)	January 28, 2017	February 3, 2018 (a)	January 28, 2017
Gross margin rate (b)	26.2%	26.6%	28.9%	29.3%
SG&A expense rate	18.5	17.5	19.8	19.2
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate (b)	2.6	2.6	3.1	2.9
EBIT margin rate	5.1	6.5	6.0	7.1
Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) The fourth quarter and total year 2017 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(b) Reclassifying supply chain-related depreciation expense to cost of sales reduced the gross margin and depreciation and amortization rates by 0.3-0.4 percentage points for all periods presented.

	Three Months Ended		Twelve Months Ended
Sales by Channel (unaudited)	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Stores	91.8%	93.2%	94.5%	95.6%
Digital	8.2	6.8	5.5	4.4
Total	100%	100%	100%	100%

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 10 of 13

	Three Months Ended		Twelve Months Ended
Comparable Sales (unaudited)	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Comparable sales change	3.6%	(1.5)%	1.3%	(0.5)%
Drivers of change in comparable sales:
Number of transactions	3.2	0.2	1.6	(0.8)
Average transaction amount	0.4	(1.6)	(0.3)	0.3

Note: Amounts may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
Contribution to Comparable Sales Change (unaudited)	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Stores channel comparable sales change	1.8%	(3.3)%	0.1%	(1.5)%
Digital channel contribution to comparable sales change	1.8	1.8	1.2	1.0
Total comparable sales change	3.6%	(1.5)%	1.3%	(0.5)%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
REDcard Penetration (unaudited)	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Target Debit Card	12.7%	12.7%	13.0%	12.8%
Target Credit Cards	11.4	11.6	11.3	11.2
Total REDcard Penetration	24.0%	24.3%	24.3%	24.0%
Note: Amounts may not foot due to rounding.
Represents the percentage of Target sales that are paid with REDcards.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores		Retail Square Feet (a)
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
170,000 or more sq. ft.	274	276	48,966	49,328
50,000 to 169,999 sq. ft.	1,500	1,504	189,030	189,620
49,999 or less sq. ft.	48	22	1,359	554
Total	1,822	1,802	239,355	239,502
(a) In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	February 3, 2018 (a)			January 28, 2017
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$2.02			$1.46	38.7%
Adjustments
Tax Act (b)	$—	$(352)	$(0.64)	$—	$—	$—
Other (c)	(5)	(3)	(0.01)	(4)	(2)	—
Other income tax matters	—	(1)	—	—	—	—
Adjusted diluted earnings per share from continuing operations			$1.37			$1.45	(5.8)%

	Twelve Months Ended
	February 3, 2018 (a)			January 28, 2017
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$5.32			$4.58	16.2%
Adjustments
Tax Act (b)	$—	$(352)	$(0.64)	$—	$—	$—
Loss on early retirement of debt	123	75	0.14	422	257	0.44
Other (c)	(5)	(3)	(0.01)	(4)	(2)	—
Other income tax matters	—	(57)	(0.10)	—	(7)	(0.01)
Adjusted diluted earnings per share from continuing operations			$4.71			$5.01	(5.9)%
Note: Amounts may not foot due to rounding.
(a) The fourth quarter and total year 2017 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(b) Represents discrete impacts of the Tax Cuts and Jobs Act legislation (the Tax Act) enacted in December of 2017, including remeasurement of our net deferred tax liabilities at the new 21 percent U.S. corporate income tax rate, providing deferred taxes for accumulated foreign earnings we no longer consider indefinitely reinvested, and other items not individually significant.
(c) For the three and twelve months ended February 3, 2018, represents an insurance recovery related to the 2013 data breach. For the three and twelve months ended January 28, 2017, represents items related to the 2015 sale of our pharmacy and clinic businesses.

Subject to reclassification

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 12 of 13

We have presented consolidated earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA), non-GAAP financial measures, because we believe they provide investors with meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. Consolidated EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate consolidated EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(millions) (unaudited)	February 3, 2018 (a)	January 28, 2017	Change	February 3, 2018 (a)	January 28, 2017	Change
Net earnings from continuing operations	$1,102	$821	34.1%	$2,928	$2,669	9.7%
+ Provision for income taxes	(84)	387	(121.8)	718	1,296	(44.7)
+ Net interest expense	134	140	(4.2)	666	1,004	(33.6)
EBIT	1,152	1,348	(14.6)	4,312	4,969	(13.2)
+ Total depreciation and amortization (b)	660	612	8.0	2,445	2,298	6.4
EBITDA	$1,812	$1,960	(7.5)%	$6,757	$7,267	(7.0)%
(a) Consisted of 53 weeks.
(b) Represents total depreciation and amortization, including amounts classified within depreciation and amortization and within cost of sales on our Consolidated Statements of Operations.

Subject to reclassification

Target Corporation Reports Fourth Quarter and Full-Year 2017 Earnings - Page 13 of 13

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure across companies. This metric provides a measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	February 3, 2018 (a)	January 28, 2017
Earnings from continuing operations before interest expense and income taxes	$4,312	$4,969
+ Operating lease interest (b)(c)	80	71
Adjusted earnings from continuing operations before interest expense and income taxes	4,392	5,040
- Income taxes (d)	864	1,648
Net operating profit after taxes	$3,528	$3,392

Denominator (dollars in millions) (unaudited)	February 3, 2018	January 28, 2017	January 30, 2016
Current portion of long-term debt and other borrowings	$270	$1,718	$815
+ Noncurrent portion of long-term debt	11,317	11,031	11,945
+ Shareholders' equity	11,709	10,953	12,957
+ Capitalized operating lease obligations (c)(e)	1,339	1,187	1,457
- Cash and cash equivalents	2,643	2,512	4,046
- Net assets of discontinued operations (f)	2	62	226
Invested capital	$21,990	$22,315	$22,902
Average invested capital (g)	$22,152	$22,608

After-tax return on invested capital	15.9%	(d)	15.0%
(a) Consisted of 53 weeks.
(b) Represents the add-back to operating income to reflect the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as capital leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(c) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(d) Calculated using the effective tax rates for continuing operations, which were 19.7% and 32.7% for the trailing twelve months ended February 3, 2018 and January 28, 2017, respectively. For the twelve months ended February 3, 2018 and January 28, 2017, includes tax effect of $848 million and $1,624 million, respectively, related to EBIT and $16 million and $23 million, respectively, related to operating lease interest. The effective tax rate for the trailing twelve months ended February 3, 2018 includes discrete tax benefits related to the Tax Act and the impact of the new lower U.S. corporate income tax rate. Excluding the discrete impacts of the Tax Act, ROIC was 14.0 percent for the trailing twelve months ended February 3, 2018.
(e) Calculated as eight times our trailing twelve months rent expense.
(f) Included in other assets and liabilities on the Consolidated Statements of Financial Position.
(g) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	February 3, 2018	January 28, 2017	January 30, 2016
Total rent expense	$167	$148	$182
Capitalized operating lease obligations (total rent expense x 8)	1,339	1,187	1,457
Operating lease interest (capitalized operating lease obligations x 6%)	80	71	n/a
Subject to reclassification